Exhibit 10.2

Execution Copy

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of July 16, 2023 (this “Agreement”), is by and among MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865 (the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company (the “US Co-Issuer”, and, together with the Issuer, the “Issuers”), and noteholders beneficially owning, in the aggregate, a majority in principal amount of the outstanding Notes (as defined below) (the “Forbearing Holders,” and together with the Issuers, the “Parties,” any Issuer or Forbearing Holder individually a “Party”). Capitalized terms used but not otherwise defined in this Agreement have the same meanings as specified in the Indenture (as defined below).

RECITALS

WHEREAS, reference is made to that certain Indenture, dated as of June 16, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Indenture”) by and among the Issuers, the Guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as Second Lien Trustee (the “Second Lien Trustee”) and Second Lien Collateral Agent (the “Second Lien Collateral Agent”), pursuant to which the US Co-Issuers issued 10.000% Second Lien Senior Secured Notes due 2029 (the “Notes”); and

WHEREAS, as a result of the failure of the Issuers to make a scheduled payment of interest due and payable on June 15, 2023, a Default or Event of Default has occurred, may have occurred or may occur under Section 6.01(a) of the Indenture (the “Interest Payment Default”);

WHEREAS, as a result of a potential failure of the Parent and certain of its Subsidiaries to notify the Second Lien Trustee of the occurrence of the Interest Payment Default, one or more Defaults or Events of Default has occurred, may have occurred or may occur under Section 6.01(d) of the Indenture (each, a “Noticing Default” and, together with the Interest Payment Default, the “Specified Defaults”);

WHEREAS, (x) each the Forbearing Holders and (y) the Second Lien Trustee and the Second Lien Collateral Agent, at the request of the Forbearing Holders, are willing to forbear in the exercise of all of their rights and remedies (subject to Section 18(b) hereof) in respect of the Specified Defaults under the Note Documents or applicable law, rule or regulation, including, without limitation, (a) any right to accelerate any principal, premium or interest in respect of the Notes or any other Notes Obligations and (b) any right of set off and recoupment (all such rights and remedies, collectively, the “Rights and Remedies”) during period commencing on the date hereof and terminating on the earlier of (x) August 15, 2023 or (y) the occurrence of a Termination Event (as defined below) (the “Forbearance Period”) (except as expressly preserved herein).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1.         Defaults. Each of the Specified Defaults, if it has occurred or were to occur, does or would constitute an Event of Default under the Indenture (upon the expiration of any and all applicable cure periods and giving of any and all required notices).

SECTION 2.         Limited Forbearance.

(a)           Subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, each Forbearing Holder (severally and not jointly) hereby agrees to forbear (solely in its capacity as a beneficial holder of Notes), and hereby instructs the Second Lien Trustee and the Second Lien Collateral Agent to forbear, in each case, from exercising any of the Rights and Remedies with respect to any Specified Default during the Forbearance Period (the “Limited Forbearance”). For the avoidance of doubt, during the Forbearance Period, each Forbearing Holder agrees that (i) it (individually or collectively) will not deliver (and will not take any action to cause any registered holder of the Notes or any Depository or nominee thereof or participant therein to deliver) any notice, instruction or request to the Second Lien Trustee or the Second Lien Collateral Agent directing the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, in each case, to exercise any of the Rights and Remedies against any of the Issuers or the Guarantors, any of their respective Subsidiaries or any property or assets of any of the foregoing with respect to the Specified Default and (ii) if the Second Lien Trustee or Second Lien Collateral Agent exercises (or commences to exercise or attempts to exercise) any Rights and Remedies with respect to any Specified Default, or if the Second Lien Trustee or Second Lien Collateral Agent is instructed or requested to exercise any Rights and Remedies by holders of more than 25% of the Notes, each Forbearing Holder (severally and not jointly) agrees to use reasonable efforts to cause the Second Lien Trustee or Second Lien Collateral Agent, as applicable, to rescind such exercise of Rights and Remedies.  For purposes of this Section 2(a)(ii), the Parties agree that (x) the delivery of a letter from the Forbearing Holders to the Second Lien Trustee or Second Lien Collateral Agent, as applicable, instructing or directing that the relevant exercise of Rights and Remedies be rescinded will constitute “reasonable efforts,” and (y) the Forbearing Holders have no obligation to provide any indemnification in connection with any request made pursuant to this Section 2(a)(ii) (or otherwise pursuant to this Agreement).

(b)           The Limited Forbearance is limited in nature and is not intended, and shall not be deemed or construed (i) to constitute a waiver of any Specified Default or any other existing or future Defaults or Events of Default or compliance with any term or provision of the Note Documents or applicable law or any options, rights and remedies to which the Forbearing Holders may be entitled, (ii) as a waiver of the Issuers’ obligation, pursuant to the Indenture and the Notes, to pay interest on unpaid interest at a rate of 10.000% pursuant to the terms of the Indenture (and which obligation to pay interest on interest pursuant to the terms of the Indenture the Issuers hereby reaffirm) or (iii) to establish a custom or course of dealing between the Issuers and the Guarantors, on the one hand, and the Second Lien Trustee, the Second Lien Collateral Agent and/or any noteholder, on the other hand. The Issuers acknowledge and agree that the agreement of the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders hereunder to forbear from exercising their default-related remedies with respect to the Specified Defaults shall not constitute a waiver of the Specified Defaults or any other Default or Event of Default that may be outstanding on the date hereof or any Default or Event of Default that may occur after the date hereof (which are hereby preserved), and that, except as expressly set forth in this Agreement, the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders shall be entitled to exercise all rights and remedies that the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders may have under any or all of the Note Documents and applicable law in connection with all Defaults or Events of Default.

(c)           Upon the termination or expiration of the Forbearance Period:

(i)          the Limited Forbearance shall immediately and automatically terminate and shall have no further force and effect;

(ii)          each of the Forbearing Holders shall be released from any and all obligations and agreements under this Agreement;

(iii)         subject to the terms of the Note Documents and applicable law, the Forbearing Holders shall be free to proceed to enforce any or all of their Rights and Remedies set forth in the Indenture, the other Note Documents and applicable law (x) without the requirement of any demand, presentment, protest, or notice of any kind, all of which the Issuers waive, and (y) as if this Agreement had not occurred and the Limited Forbearance had not occurred.

(d)           The Parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders may be entitled to take or bring in order to enforce its rights and remedies against any of the Issuers or the Guarantors, any of their respective Subsidiaries or any property or assets of any of the foregoing in respect of the Specified Defaults are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

(e)           Execution of this Agreement constitutes a direction by each of the Forbearing Holders that the Second Lien Trustee and the Second Lien Collateral Agent act or forbear from acting in accordance with the terms of this Agreement. The Second Lien Trustee and the Second Lien Collateral Agent shall not, and shall not be required to, act against any of the Issuers or the Guarantors, any of their respective Subsidiaries or any property or assets of any of the foregoing if such action is contrary to the terms of this Agreement. Notwithstanding any other provision of this Agreement,  the Forbearing Holders are not (i) indemnifying the Second Lien Trustee or Second Lien Collateral Agent against any liability under this Agreement or (ii) undertaking any obligation to provide such indemnity in the future, whether in connection with this Agreement or otherwise.

(f)           The Issuers understand and accept the temporary nature of the Limited Forbearance provided hereby and that none of the Second Lien Trustee, the Second Lien Collateral Agent or the Forbearing Holders have given any assurances that they will extend such Limited Forbearance or provide waivers or amendments to the Indenture or any other Note Document other than those expressly provided for herein.

(g)           The Issuers understand and accept that, subject to this Agreement, all rights and remedies that the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders have under the Note Documents and applicable law with respect to the Issuers shall continue to be available to the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders.

SECTION 3.         Termination of Waiver and Forbearance. The occurrence of any of the following events or circumstances shall constitute a termination event with respect to the Limited Waiver and Limited Forbearance (each, a “Termination Event”):

(i)           the occurrence of any Event of Default under the Indenture that is not a Specified Default;

(ii)          failure by the Issuers to comply with or perform under any provision of this Agreement;

(iii)         any representation or warranty of the Issuers contained herein shall have been incorrect or misleading in any material respect when made;

(iv)         the termination or expiration of any other forbearance, deferral or similar agreement for any reason (including by lapse, termination, or default) entered into between the Issuers and any holders of Indebtedness or the Opioid Trust;

(v)          the entry of any Issuer or Guarantor into any amendment to the Opioid Deferred Cash Payments Agreement or Opioid Settlement, or any other alteration of the payment terms of the Opioid Deferred Cash Payments Agreement or Opioid Settlement, that is not acceptable to the Requisite Forbearing Holders (as defined below) in their sole discretion (other than any extension to any date of payment thereunder);

(vi)         the making of any payments to any holder of Indebtedness (other than the Notes or New First Lien Notes) or the Opioid Trust without the consent of the Requisite Forbearing Holders other than (i) the payment of advisors’ fees, (ii) payments under the Credit Agreement in accordance with the terms thereof (as in effect on the date hereof), (iii) payments under any Securitization Financing in accordance with the terms thereof (as in effect on the date hereof, including, without limitation, as a result of the forbearance agreement being entered into on the date hereof), (iv) payments under Indebtedness owed to the Parent or any of its Subsidiaries; provided that no payments will be made in respect of Indebtedness owed by any Issuer or Guarantor to any Subsidiary of the Parent that is not an Issuer or a Guarantor unless (A) such payments payment are in the ordinary course of business or (B) the net aggregate amount of such payments (over the amount of payments or loans made by Subsidiaries of the Parent that are not Issuers or Guarantors to Issuers or Guarantors) does not exceed $5,000,000 during the Forbearance Period and (v) payments in respect of indebtedness with an aggregate principal amount not in excess of $125 million; and

(vii)        the entry of any Issuer into a restructuring support agreement or similar agreement that is not acceptable to the Requisite Forbearing Holders in their sole discretion.

The Issuers each acknowledge and agree that the occurrence of a Termination Event shall constitute an immediate Event of Default under the Indenture to the extent any Specified Default shall have occurred, be continuing and then constitute an Event of Default as though this Agreement had never come into effect. The Issuers shall provide notice to the Forbearing Holders promptly upon (and, in no event later than one (1) Business Day following a Financial Officer acquiring actual knowledge of) the occurrence of any Termination Event, it being agreed that an email to the Specified Forbearing Holder Advisors (as defined below) shall be sufficient for purposes of this notice.

SECTION 4.         Confirmation of Loan Documents and Liens. Each of the Issuers hereby confirms and ratifies (except to the extent expressly waived hereby) all of its obligations under the Note Documents to which it is a party, including the continuing accrual of interest on overdue interest described above. By its execution on the respective signature lines provided below, each of the Issuers hereby confirms and ratifies (except to the extent expressly waived hereby) all of its obligations and the Liens granted by it under the Second Lien Collateral Documents to which it is a party and confirms that all references in such Second Lien Collateral Documents to the “Indenture” (or words of similar import) refer to the Indenture as amended hereby without impairing any such obligations or Liens in any respect.

SECTION 5.         Representations and Warranties.

(a)           Each of the Issuers hereby represents and warrants to the Second Lien Trustee, the Second Lien Collateral Agent and the Forbearing Holders that as of the date hereof:

(i)          the execution, delivery and performance of this Agreement and such Issuer’s obligations hereunder have been duly authorized by all necessary corporate or limited liability company action;

(ii)          this Agreement has been duly executed and delivered by each Issuer and constitutes, when executed and delivered by such Notes Party, a legal, valid and binding obligation of such Notes Party enforceable against such Notes Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (c) implied covenants of good faith and fair dealing; and

(iii)         no Event of Default has occurred and is continuing other than any Specified Default (to the extent it has occurred on the date hereof).

(b)           Each of the Forbearing Holders confirms that it beneficially owns Notes in an aggregate principal amount equal to the amount set forth on its signature page hereto.

(c)           Each of the Parties hereto hereby confirms that each of the following statements is true, accurate and complete as to such Party as of the date hereof:

(i)          such Party has carefully read and fully understands all of the terms and conditions of this Agreement;

(ii)          such Party has consulted with, or had a full and fair opportunity to consult with, an attorney regarding the terms and conditions of this Agreement;

(iii)         such Party has had a full and fair opportunity to participate in the drafting of this Agreement;

(iv)         such Party is freely, voluntarily and knowingly entering into this Agreement; and

(v)          in entering into this Agreement, such Party has not relied upon any representation, warranty, covenant or agreement not expressly set forth herein or in the other Note Documents.

SECTION 6.         Conditions Precedent. This Agreement shall become effective upon the satisfaction or waiver of each of the following conditions (the “Effective Date”):

(a)          this Agreement shall have been executed by each Issuer and Forbearing Holders beneficially owning, in the aggregate, a majority in principal amount of the outstanding Notes;

(b)          all representations and warranties of the Issuers set forth herein shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in all respects) as of the Effective Date as if made on such date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date);

(c)          the Issuers shall have provided to the Specified Forbearing Holder Advisors (as defined below), on a professional-eyes only basis, a thirteen-week cash flow projection and budget in form and substance reasonably acceptable to the Specified Forbearing Holder Advisors, including any and all written commentary, analysis, and supplemental materials thereupon provided by the Issuers or their advisors (collectively, the “Issuers’ Commentary”) to the Information Parties (as defined below) thereto; and

(d)          that certain amended and restated letter agreement, dated as of July 16, 2023, by and among Mallinckrodt plc and Paul, Weiss, Rifkind, Wharton, & Garrison LLP (“Paul, Weiss”) shall have been executed and delivered by Mallinckrodt plc.

SECTION 7.         Indenture Governs. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any noteholder, the Second Lien Trustee or the Second Lien Collateral Agent under the Indenture or any other Note Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture or any other Note Document, all of which shall continue in full force and effect. Nothing herein shall be deemed to entitle any Issuer or Guarantor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Indenture or any other Note Document in similar or different circumstances.

SECTION 8.         Governing Law; Waiver of Jury Trial; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 14.08 and 14.15 of the Indenture are incorporated herein by reference, mutatis mutandis.

SECTION 9.         General Release; Indemnity.

(a)           In consideration of, among other things, the Forbearing Holders’ execution and delivery of this Agreement, each of the Issuers, on behalf of itself and its agents (including, without limitation, investment managers), representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against any or all of the Forbearing Holders in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Effective Date, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Indenture, the Guarantees or the Notes or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among the Issuer and the Guarantors, on the one hand, and any or all of the Forbearing Holders, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof. In entering into this Agreement, each Issuer consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees except as expressly set forth herein and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section 9 shall survive the termination of this Agreement and the Note Documents.

(b)          The Issuers each hereby agree that they shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of the Issuer, any Guarantor, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement; provided, that the Issuers shall not have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Issuers agree to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law. The foregoing indemnity shall survive the termination of this Agreement and the Notes Documents.

(c)           Each of the Issuers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Issuer or any Guarantor pursuant to Section 9(a) hereof. If any Issuer or any of its successors, assigns or other legal representatives violates the foregoing covenant, each of the Issuers, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

SECTION 10.       Successors and Assigns.

(a)           The Issuers may not assign any rights or obligations under this Agreement.

(b)           A Forbearing Holder may not assign or transfer any interest of any kind in any of the Notes (a “Notes Assignment”) it beneficially owns unless any of the below conditions are satisfied (the “Assignment Conditions”):

(i)          to the extent such Forbearing Holder is managing the Notes on behalf of a fund, the Notes Assignment is to another fund managed by the Forbearing Holder, in which case, such Notes shall automatically be deemed to be subject to the terms of this Agreement;

(ii)          the Notes Assignment is to any other Forbearing Holder (including through a broker-dealer intermediary), in which case, such Notes shall automatically be deemed to be subject to the terms of this Agreement; or

(iii)         the assignee or transferee thereof shall enter into and deliver to the Issuers an executed copy of a joinder agreement substantially in the form of Exhibit B hereto within three (3) Business Days of the closing of such Notes Assignment.

So long as a Notes Assignment satisfied at least one Assignment Condition, the assignee or transferee under such Notes Assignment shall be deemed to be a Forbearing Holder hereunder and the assignor or transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any assignment by a Forbearing Holder of any interest in any Note that does not satisfy an Assignment Condition shall be null and void ab initio.

(c)           The Issuer understands that the Forbearing Holders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Issuer acknowledges and agrees that, to the extent a Forbearing Holder expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Forbearing Holder that principally manage and/or supervise the Forbearing Holder’s investment in the Issuer, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Forbearing Holder so long as they are not acting at the direction or for the benefit of such Forbearing Holder or such Forbearing Holder’s investment in the Issuer; provided that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that executes this Agreement.

(d)          This Agreement shall in no way be construed to preclude the Forbearing Holders from acquiring additional Notes; provided, that any acquired Notes shall automatically and immediately upon acquisition by a Forbearing Holder be deemed subject to the terms of this Agreement. Notwithstanding the foregoing, each Forbearing Holder is aware that United States securities laws may prohibit any person who has material, non-public information concerning a company or entity which has issued securities (including the Issuers) from purchasing or selling securities of such company or entity, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell such securities.

SECTION 11.       Additional Parties. Without in any way limiting the provisions hereof, additional holders or beneficial owners of Notes may elect to become Parties to this Agreement by executing and delivering to the Issuers a joinder agreement substantially in the form of Exhibit B hereto. Such additional holder or beneficial owner of Notes shall become a Forbearing Holder under this Agreement in accordance with the terms of this Agreement.

SECTION 12.       Headings. Section headings in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 13.       Information. The Issuers shall provide to the Specified Forbearing Holder Advisors (on a professional-eyes only basis):

(a)           Substantially contemporaneously with the Issuers’ or the Issuers’ advisors’ distribution to or receipt from the ad hoc group of holders of Indebtedness issued pursuant to the Credit Agreement represented by Gibson Dunn & Crutcher LLP (the “Term Loan Group”), the holders of Indebtedness of the Issuers represented by Davis Polk & Wardwell LLP (the “2025 Group”), the Opioid Trust, or the advisors to any of the foregoing in such capacity (collectively, the “Information Parties”):

(i)          Any cash flow budgets, business plans, financial statements, financial or operational projections, and any Issuers’ Commentary related thereto;

(ii)          Any term sheets, letters of intent, or draft definitive documents related to any potential or proposed financing (to which the Forbearing Holders are contemplated to be a party), restructuring support agreement, plan of reorganization, or material restructuring of the Issuers’ obligations to the Opioid Trust.

(b)          Substantially contemporaneously with the Issuers’ or the Issuers’ advisors’ distribution to any Agent (as defined in the Credit Agreement) or any Lender (as defined in the Credit Agreement), any and all information or materials distributed pursuant to Section 5.04 of the Credit Agreement.

SECTION 14.       Fees and Expenses. The Issuers shall, within two (2) Business Days after the Effective Date, pay all reasonable, documented, accrued and unpaid fees and expenses of (i) Paul, Weiss, counsel to the Forbearing Holders, (ii) Landis Rath & Cobb, LLP (“Landis Rath”), Delaware counsel to the Forbearing Holders, (iii) Matheson LLP (“Matheson”), Irish counsel to the Forbearing Holders, and (iv) Perella Weinberg Partners LP (with Paul, Weiss, Landis Rath and Matheson, the “Specified Forbearing Holder Advisors”), investment banker to the Forbearing Holders, in each case to the extent invoiced to the Issuers prior to the execution of this Agreement.

SECTION 15.       Counterparts. This Agreement may be executed by one or more of the Parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Agreement may be delivered by facsimile, electronic mail (including a “pdf” or “tif”) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the Parties hereto represents and warrants to the other Parties hereto that it has the corporate (or similar) capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such Party’s constitutive documents.

SECTION 16.       Amendments; Execution in Counterparts. The provisions of this Agreement, including the provisions of this sentence may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may only be given by an instrument in writing signed by the Issuers and Forbearing Holders holding at least two-thirds of the amount of Notes held by the Forbearing Holders on the Effective Date (the “Requisite Forbearing Holders”). Notwithstanding the previous sentence, any provision in this Agreement may be waived by an instrument in writing signed by the Issuers or Requisite Forbearing Holders on behalf of the Forbearing Holders, as applicable, against whom such waiver is to be effective, and any date or deadline set forth herein may be extended by written consent of the Issuers or Requisite Forbearing Holders on behalf of the Forbearing Holders, as applicable, against whom such extension is to be effective (which may be evidenced by email from counsel to the Issuers or any of the Specified Forbearing Holder Advisors, as applicable). This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic submission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 17.       Severability. The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction.

SECTION 18.       Interpretation.

(a)           This Agreement is the product of negotiations of the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

(b)          Notwithstanding anything in this Agreement to the contrary,

(i)           any forbearance or waiver by the Forbearing Holders pursuant to this Agreement is limited to their capacity as a holder of Notes only, and does not extend to any other rights or remedies that the Forbearing Holders may exercise in any other capacity;

(ii)          all rights and obligations of the Forbearing Holders pursuant to this Agreement are several and not joint;

(iii)         no Forbearing Holder shall have any liability or obligation pursuant to this Agreement due to any action or inaction of any other Forbearing Holder; and

(iv)        any information that has been shared pursuant to this Agreement on a professional-eyes only basis may be distributed to the Forbearing Holders to the extent such information has been distributed to the “public side” Information Parties on a basis other than professional-eyes only.

SECTION 19.       Relationship of Parties; No Third Party Beneficiaries. Nothing in this Agreement shall be construed to alter the existing debtor-creditor relationship between the Issuers, on the one hand, and the Forbearing Holders, on the other hand. This Agreement is not intended, nor shall it be construed, to create a fiduciary, partnership, or joint venture relationship between or among any of the Parties hereto. No person other than a Party hereto is intended to be a beneficiary hereof and no person other than a Party hereto shall be authorized to rely upon or enforce the contents of this Agreement.

SECTION 20.       Separately Managed Accounts. The Parties hereto acknowledge that all representations, warranties, covenants and other agreements made by or with respect to any holder of Notes that is a separately managed account of an investment manager identified on the signature pages hereto (the “Manager”) are being made only with respect to the assets managed by such Manager on behalf of such holder of Notes, and shall not apply to (or be deemed to be made in relation to) any assets or interests that may be beneficially owned by such holder of Notes that are not held through accounts managed by such Manager.

SECTION 21.       Confidentiality. Except to the extent required by applicable law, rule, regulation or compulsory legal process, the Issuers shall hold confidential, and shall not distribute or otherwise share with third parties, the holdings of Notes of individual Forbearing Holders (the “Individual Holdings”) other than with advisors to the Issuers who agree to hold the Individual Holdings confidential and not distribute or otherwise share them with any other party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ Matthew T. Peters
Name: Matthew T. Peters
Title: Director

By:	/s/ Daniel J. Speciale
Name: Daniel J. Speciale
Title: Director

MALLINCKRODT CB LLC

By:	/s/ Jason D. Goodson
Name: Jason D. Goodson
Title: Director

[SIGNATURE PAGE TO 2029 2L LIMITED FORBEARANCE]

IN WITNESS WHEREOF, each of the Forbearing Holders hereto has caused this Agreement to be duly executed and delivered by its respective proper and duly authorized officers as of the day and year first above written as set forth on Exhibit A.

EXHIBIT A

Exhibit B

[FORM OF FORBEARANCE JOINDER AGREEMENT]

[Date]

Mallinckrodt CB LLC
c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Matthew Peters
Email: Matt.Peters@mnk.com

Cc: Tyler.Stiles@guggenheimpartners.com; nmsnyder@wlrk.com; Anu.Yerramalli@lw.com

RE:         Forbearance Agreement

Ladies and Gentlemen:

Reference is made to the Forbearance Agreement, dated as of July 16, 2023, entered into between the Issuers and the Forbearing Holders party thereto (such Forbearance Agreement, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Forbearance Joinder Agreement, being the “Forbearance Agreement”). Any capitalized terms not defined in this Forbearance Joinder Agreement have the meanings given to them in the Forbearance Agreement.

SECTION I. Joining Obligations Under the Forbearance Agreement. The undersigned hereby agrees, as of the date first above written, to join and to be bound as a Forbearing Holder by all of the terms and conditions of the Forbearance Agreement to the same extent as each of the other Forbearing Holders thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Forbearance Agreement to a “Forbearing Holder” shall also mean and be a reference to the undersigned, including the making of each representation and warranty set forth in Section 6 of the Forbearance Agreement.

SECTION II. Execution and Delivery. Delivery of an executed counterpart of a signature page to this Forbearance Joinder Agreement by telecopier or in .PDF or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Forbearance Joinder Agreement.

SECTION III. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. The Parties hereto hereby agree that Section 8 of the Forbearance Agreement shall apply mutatis mutandis to this Forbearance Joinder Agreement.

[Signature Page Follows]

[●], as a Forbearing Holder

By:
Name:
Title:

Notes Beneficially Owned:

[Signature Page to FORBEARANCE JOINDER AGREEMENT]